UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Amendment No. 3
Under the Securities Exchange Act of 1934

SYNEOS HEALTH, INC.
(Name of Issuer)
Class A Common Stock, par value $0.01 per share
(Title of Class of Securities)
45329R109
(CUSIP Number)

Michael Ristaino, Vice President of Finance - Fund Administration
c/o Advent International Corporation
Prudential Tower, 800 Boylston Street, Suite 3300
Boston, MA 02199
617-951-9400
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 3, 2021
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because § 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g) check the following box ☐.

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International Corporation

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
10,764,749 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
10,764,749 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,764,749 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.42% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO, IA

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)
Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the Issuer’s Prospectus Supplement dated March 1, 2021 and filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2021 (the “March 2021 Prospectus Supplement”).

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Double Eagle Investor Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
10,580,000 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
10,580,000 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,580,000 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.24% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
183,949 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
183,949 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
183,949 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.18% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Double Eagle GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
10,580,000 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
10,580,000 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,580,000 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
10.24% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
6,048,865 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
6,048,865 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
6,048,865 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.85% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
GPE VIII GP S.a. r.l.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
4,199,148 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
4,199,148 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,199,148 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.06% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
GPE VIII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,596,670 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
1,596,670 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,596,670 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.55% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
AP GPE VIII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
253,047 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
253,047 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
253,047 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.24% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
4,715,884 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
4,715,884 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,715,884 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.56% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
GPE VII GP S.a. r.l.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,978,238 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,978,238 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,978,238 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.88% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
GPE VII GP Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,589,059 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
1,589,059 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,589,059 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.54% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
340,984 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
340,984 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
340,984 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.33% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,129,480 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
1,129,480 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,129,480 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.09% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-1 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
400,794 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
400,794 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
400,794 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.39% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-2 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
298,830 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
298,830 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
298,830 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.29% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-B-3 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
466,630 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
466,630 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
466,630 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.45% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-D Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
157,316 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
157,316 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
157,316 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.15% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-F Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
46,622 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
46,622 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
46,622 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.05% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-H Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
413,033 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
413,033 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
413,033 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.40% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPR VIII-I Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
384,076 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
384,076 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
384,076 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.37% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-J Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
377,434 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
377,434 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
377,434 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.37% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
799,821 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
799,821 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
799,821 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.77% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-E Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
175,207 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
175,207 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
175,207 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.17% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-G Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
297,160 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
297,160 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
297,160 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.29% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-K Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
163,539 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
163,539 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
163,539 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.16% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VIII-L Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
160,943 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
160,943 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
160,943 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.16% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
78,583 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
78,583 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
78,583 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.08% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-B Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
134,441 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
134,441 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
134,441 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.13% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
13,187 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
3,187 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,187 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
16,373 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
16,373 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,373 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VIII-A Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
10,463 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
10,463 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,463 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
506,127 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
506,127 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
506,127 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.49% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-B Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,442,928 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
1,442,928 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,442,928 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.40% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-C Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
458,546 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
458,546 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
458,546 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.44% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-D Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
303,027 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
303,027 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
303,027 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.29% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-F Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
133,805 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
133,805 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
133,805 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.13% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-G Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
133,805 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
133,805 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
133,805 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.13% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
468,460 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
468,460 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
468,460 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.45% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-E Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,039,358 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
1,039,358 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,039,358 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent International GPE VII-H Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
81,241 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
81,241 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
81,241 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.08% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,196 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
2,196 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,196 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.00% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII 2014 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
5,620 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
5,620 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,620 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
5,189 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
5,189 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,189 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A 2014 Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
15,404 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
15,404 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,404 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.02% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
37,418 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
37,418 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
37,418 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.04% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII 2014 Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
12,649 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
12,649 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12,649 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
9,892 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
9,892 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9,892 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-B Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
51,294 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
51,294 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
51,294 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.05% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

CUSIP No. 45329R109	13D
1	NAMES OF REPORTING PERSONS
Advent Partners GPE VII-A 2014 Cayman Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
8,925 *

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
8,925 *

	10	SHARED DISPOSITIVE POWER
0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,925 *

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.01% * (1)

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

*	See Item 5 of this Amendment No. 3 to Schedule 13D.
(1)	Calculation based on 103,320,013 shares of Common Stock outstanding as reported in the March 2021 Prospectus Supplement.

This Amendment No. 3 (“Amendment No. 3”) amends and supplements the statement on Schedule 13D originally filed by the Reporting Persons on August 10, 2017 (as amended by Amendment No. 1 (“Amendment No. 1”) to Schedule 13D filed on September 22, 2020, as further amended by Amendment No. 2 to Schedule 13D filed on December 7, 2020 (“Amendment No. 2”) the “Schedule 13D”). Unless otherwise indicated, each capitalized term used but not defined in this Amendment No. 3 shall have the meaning assigned to such term in the Schedule 13D.

Item 4.	Purpose of Transaction
Item 4 of the Schedule 13D is supplemented as follows:

On March 3, 2021, Double Eagle Investor Holdings, L.P. (“Double Eagle Investor Holdings”) and Advent International GPE VIII-C Limited Partnership (“GPE VIII-C” and, together with Double Eagle Investor Holdings, the “Advent Funds”) sold to Goldman Sachs & Co. LLC (the “March 2021 Underwriter”) an aggregate of 4,331,222 shares of Common Stock for $74.175 per share (the “March 2021 Offering”) pursuant to that certain Underwriting Agreement, dated March 1, 2021 (the “March 2021 Underwriting Agreement”), by and among the Double Eagle Investor Holdings and GPE VIII-C, the Issuer and the March 2021 Underwriter and other selling stockholders named therein, as set forth in the table below. In connection with the March 2021 Offering, the Advent Funds entered into customary “lock-up” agreements with the March 2021 Underwriter, dated March 1, 2021 (the “March 2021 Lock-up Agreements”), pursuant to which the Advent Funds generally agreed, subject to certain exceptions, not to sell, transfer, or otherwise dispose of any shares of Common Stock or securities convertible into, or exchangeable or exercisable for, shares of Common Stock, for 30-days after the date of the final prospectus relating to the March 2021 Offering without prior written consent from the March 2021 Underwriter.

In connection with the March 2021 Offering, on March 3, 2021, the Advent Funds sold an aggregate of 322,824 shares of Common Stock for $74.175 per share in a private sale to the Company pursuant to the Stock Repurchase Agreement, dated as of February 26, 2021 (the March 2021 Repurchase Agreement”), by and between the Advent Selling Stockholders, the Company and certain other stockholders, as set forth in the table below.

Seller (Reporting Person)	Shares Sold to Underwriter	Shares Sold to the Issuer
GPE VIII-C	74,013	5,516
Double Eagle Investor Holdings	4,257,209	317,308
Total:	4,331,222	322,824

Shares sold through Double Eagle Investor Holdings:
Advent International GPE VIII Limited Partnership	137,196	10,226
Advent International GPE VIII-B Limited Partnership	454,449	33,872
Advent International GPE VIII-B-1 Limited Partnership	161,261	12,019
Advent International GPE VIII-B-2 Limited Partnership	120,234	8,962
Advent International GPE VIII-B-3 Limited Partnership	187,750	13,994
Advent International GPE VIII-D Limited Partnership	63,296	4,718
Advent International GPE VIII-F Limited Partnership	18,759	1,398
Advent International GPE VIII-H Limited Partnership	166,185	12,386
Advent International GPE VIII-I Limited Partnership	154,534	11,518
Advent International GPE VIII-J Limited Partnership	151,861	11,319
Advent International GPE VIII-A Limited Partnership	321,810	23,986

Advent International GPE VIII-E Limited Partnership	70,495	5,254
Advent International GPE VIII-G Limited Partnership	119,563	8,912
Advent International GPE VIII-K Limited Partnership	65,800	4,904
Advent International GPE VIII-L Limited Partnership	64,756	4,827
Advent Partners GPE VIII Cayman Limited Partnership	31,617	2,357
Advent Partners GPE VIII-A Cayman Limited Partnership	4,209	314
Advent Partners GPE VIII-B Cayman Limited Partnership	54,092	4,032
Advent Partners GPE VIII Limited Partnership	5,306	395
Advent Partners GPE VIII-A Limited Partnership	6,588	491
Advent International GPE VII Limited Partnership	203,641	15,178
Advent International GPE VII-B Limited Partnership	580,566	43,271
Advent International GPE VII-C Limited Partnership	184,498	13,751
Advent International GPE VII-D Limited Partnership	121,924	9,087
Advent International GPE VII-F Limited Partnership	53,837	4,013
Advent International GPE VII-G Limited Partnership	53,837	4,013
Advent International GPE VII-A Limited Partnership	188,486	14,049
Advent International GPE VII-E Limited Partnership	418,188	31,169
Advent International GPE VII-H Limited Partnership	32,688	2,436
Advent Partners GPE VII Limited Partnership	883	66
Advent Partners GPE VII 2014 Limited Partnership	2,261	169
Advent Partners GPE VII-A Limited Partnership	2,087	156
Advent Partners GPE VII-A 2014 Limited Partnership	6,198	462
Advent Partners GPE VII Cayman Limited Partnership	15,055	1,122
Advent Partners GPE VII 2014 Cayman Limited Partnership	5,090	379
Advent Partners GPE VII-A Cayman Limited Partnership	3,980	297
Advent Partners GPE VII-B Cayman Limited Partnership	20,638	1,538
Advent Partners GPE VII-A 2014 Cayman Limited Partnership	3,591	268
Total:	4,331,222	322,834

All of the Common Stock that is beneficially owned by the Reporting Persons was acquired for investment purposes. The Reporting Persons may sell all or a portion of the shares of Common Stock now owned in the open market, in privately negotiated transactions or otherwise, at any time and from time to time and at such prices as the Reporting Persons deem advisable. The Reporting Persons intend to review their investment in the Issuer continually. Depending upon the results of such review and other factors that the Reporting Persons deem relevant to an investment in the Issuer, the Reporting Persons may take or propose to take, alone or in conjunction with others including the Issuer, other actions intended to increase or decrease the Reporting Persons’ investment in the Issuer or the value of their investment in the Issuer, which could include one or more of the transactions or actions referred to in paragraphs (a) through (j) of Item 4 of Schedule 13D.

Tom Allen and John Maldonado, each employees of Advent, serve as directors of the Issuer and were appointed to the Issuer’s board of directors as contemplated by the Stockholders’ Agreement.

The foregoing descriptions of the March 2021 Underwriting Agreement, the March 2021 Lock-up Agreements and the March 2021 Repurchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the March 2021 Underwriting Agreement, a copy of which is attached as Exhibit 99.5, a form of the Lock-up Agreement attached as Annex IV to the March 2021 Underwriting Agreement, and the March 2021 Repurchase Agreement, a copy of which is attached as Exhibit 99.6, all of which are incorporated by reference herein.

Item 5.	Interest in Securities of the Issuer
Item 5 of the Schedule 13D is supplemented as follows:

(a)(b) The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 3 as of the close of business on March 3, 2021, are incorporated by reference herein. After giving effect to the sale of the shares of Common Stock described in Item 4 of this Amendment No. 3, as of the close of business on March 3, 2021, the Reporting Persons beneficially owned, in the aggregate, 10,764,749 shares of Common Stock, which represents approximately 10.42% of the Common Stock issued and outstanding.

The following table sets forth the aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person as of the close of business on December 3, 2020, after giving effect to the March 2021 Offering and the March 2021 Private Sale described in Item 4 of this Amendment No. 3, calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The percentage of Common Stock owned was calculated based on 103,320,013 shares of Common Stock outstanding following the completion of the transactions contemplated by the March 2021 Repurchase Agreement, as reported in the March 2021 Prospectus Supplement.

Reporting Person	Number of Shares Beneficially Owned	Percentage of Common Stock
Advent International Corporation	10,764,749	10.42%
GPE VIII-C	183,949	0.18%
Double Eagle Investor Holdings	10,580,000	10.24%
Double Eagle GP	10,580,000	10.24%
Advent International GPE VII, LLC	4,715,884	4.56%
GPE VII GP Limited Partnership(2)	1,589,059	1.54%
GPE VII GP S.à r.l.(2)	2,978,238	2.88%
Advent International GPE VIII, LLC	6,048,865	5.85%
GPE VIII GP Limited Partnership(3)	1,596,670	1.55%
GPE VIII GP S.à r.l.(3)	4,199,148	4.06%
AP GPE VIII GP Limited Partnership(3)	253,047	0.24%
Advent International GPE VIII Limited Partnership	340,984	0.33%

Reporting Person	Number of Shares Beneficially Owned	Percentage of Common Stock
Advent International GPE VIII-B Limited Partnership	1,129,480	1.09%
Advent International GPE VIII-B-1 Limited Partnership	400,794	0.39%
Advent International GPE VIII-B-2 Limited Partnership	298,830	0.29%
Advent International GPE VIII-B-3 Limited Partnership	466,630	0.45%
Advent International GPE VIII-D Limited Partnership	157,316	0.15%
Advent International GPE VIII-F Limited Partnership	46,622	0.05%
Advent International GPE VIII-H Limited Partnership	413,033	0.40%
Advent International GPE VIII-I Limited Partnership	384,076	0.37%
Advent International GPE VIII-J Limited Partnership	377,434	0.37%
Advent International GPE VIII-A Limited Partnership	799,821	0.77%
Advent International GPE VIII-E Limited Partnership	175,207	0.17%
Advent International GPE VIII-G Limited Partnership	297,160	0.29%
Advent International GPE VIII-K Limited Partnership	163,539	0.16%
Advent International GPE VIII-L Limited Partnership	160,943	0.16%
Advent Partners GPE VIII Cayman Limited Partnership	78,583	0.08%
Advent Partners GPE VIII-A Cayman Limited Partnership	10,463	0.01%
Advent Partners GPE VIII-B Cayman Limited Partnership	134,441	0.13%
Advent Partners GPE VIII Limited Partnership	13,187	0.01%
Advent Partners GPE VIII-A Limited Partnership	16,373	0.02%
Advent International GPE VII Limited Partnership	506,127	0.49%
Advent International GPE VII-B Limited Partnership	1,442,928	1.40%
Advent International GPE VII-C Limited Partnership	458,546	0.44%
Advent International GPE VII-D Limited Partnership	303,027	0.29%
Advent International GPE VII-F Limited Partnership	133,805	0.13%
Advent International GPE VII-G Limited Partnership	133,805	0.13%
Advent International GPE VII-A Limited Partnership	468,460	0.45%
Advent International GPE VII-E Limited Partnership	1,039,358	1.01%
Advent International GPE VII-H Limited Partnership	81,241	0.08%
Advent Partners GPE VII Limited Partnership(2)	2,196	0.00%
Advent Partners GPE VII 2014 Limited Partnership(2)	5,620	0.01%
Advent Partners GPE VII-A Limited Partnership(2)	5,189	0.01%
Advent Partners GPE VII-A 2014 Limited Partnership(2)	15,404	0.01%

Reporting Person	Number of Shares Beneficially Owned	Percentage of Common Stock
Advent Partners GPE VII Cayman Limited Partnership(2)	37,418	0.04%
Advent Partners GPE VII 2014 Cayman Limited Partnership(2)	12,649	0.01%
Advent Partners GPE VII-A Cayman Limited Partnership(2)	9,892	0.01%
Advent Partners GPE VII-B Cayman Limited Partnership(2)	51,294	0.05%
Advent Partners GPE VII-A 2014 Cayman Limited Partnership(2)	8,925	0.01%

(1) Advent is the Sole Member of Double Eagle GP, which in turn is the General Partner of Double Eagle Investor Holdings. As such, Advent has the sole power to vote and dispose of the securities beneficially owned by the Advent Sub Funds. The beneficial ownership of AIC and Double Eagle Investor Holdings derive such power.

(2) Advent is the Manager of Advent International GPE VII, LLC, which in turn is the Manager of the indicated Reporting Persons. As such, Advent has the sole power to vote and dispose of the securities beneficially owned by Advent Partners GPE VII Limited Partnership, Advent Partners GPE VII 2014 Limited Partnership, Advent Partners GPE VII-A Limited Partnership, Advent Partners GPE VII-A 2014 Limited Partnership, Advent Partners GPE VII Cayman Limited Partnership, Advent Partners GPE VII 2014 Cayman Limited Partnership, Advent Partners GPE VII-A Cayman Limited Partnership, Advent Partners GPE VII-B Cayman Limited Partnership, Advent Partners GPE VII-A 2014 Cayman Limited Partnership, Advent International GPE VII-A Limited Partnership, Advent International GPE VII-E Limited Partnership, Advent International GPE VII-H Limited Partnership, Advent International GPE VII Limited Partnership, Advent International GPE VII-B Limited Partnership, Advent International GPE VII-C Limited Partnership, Advent International GPE VII-D Limited Partnership, Advent International GPE VII-F Limited Partnership, and Advent International GPE VII-G Limited Partnership. The beneficial ownership of Advent and Advent International GPE VII, LLC derive such power.

(3) Advent is the Manager of Advent International GPE VIII, LLC, which in turn is the Manager of the indicated Reporting Persons. As such, Advent has the sole power to vote and dispose of the securities beneficially owned by Advent International GPE VIII Limited Partnership, Advent International GPE VIII-B Limited Partnership, Advent International GPE VIII-B-1 Limited Partnership, Advent International GPE VIII-B-2 Limited Partnership, Advent International GPE VIII-B-3 Limited Partnership, Advent International GPE VIII-D Limited Partnership, Advent International GPE VIII-F Limited Partnership, Advent International GPE VIII-H Limited Partnership, Advent International GPE VIII-I Limited Partnership, Advent International GPE VIII-J Limited Partnership, and Advent International GPE VIII-C Limited Partnership, Advent International GPE VIII-A Limited Partnership, Advent International GPE VIII-E Limited Partnership, Advent International GPE VIII-G Limited Partnership, Advent International GPE VIII-K Limited Partnership, Advent International GPE VIII-L Limited Partnership, Advent Partners GPE VIII Cayman Limited Partnership, Advent Partners GPE VIII-A Cayman Limited Partnership, Advent Partners GPE VIII-B Cayman Limited Partnership, Advent Partners GPE VIII Limited Partnership, and Advent Partners GPE VIII-A Limited Partnership. The beneficial ownership of Advent and Advent International GPE VIII, LLC derive such power.

On account of the Advent Stockholders’ Agreement, the Reporting Persons may be deemed to constitute a “group” (within the meaning of Section 13(d)(3) of the Exchange Act. Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock held by any other Reporting Person or its affiliates or any other person solely by virtue of the existence of the Advent Stockholders’ Agreement.

To the Reporting Persons’ knowledge, none of the directors or executive officers of the Reporting Persons listed on Schedule A to this Amendment No. 3 beneficially owned shares of Common Stock as of the close of business on March 3, 2021.

(c) Except as disclosed in Item 4 of this Amendment No. 3, which is incorporated herein by reference, no Reporting Person has effected any transactions in the Common Stock during the past 60 days, and to the Reporting Persons’ knowledge, none of the directors or executive officers of the Reporting Persons listed on Schedule A to this Amendment No. 3 effected any transactions in the Common Stock during within the past 60 days.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
Item 6 of the Schedule 13D is hereby supplemented as follows:

The information set forth under Item 4 of this Amendment No. 3 is incorporated herein by reference.

Item 7.	Material to Be Filed as Exhibits
99.5
Underwriting Agreement, dated March 1, 2021, by and among the Advent Funds, certain other Selling Stockholders, Goldman Sachs & Co. LLC and the Issuer (incorporated by reference to Exhibit 1.1 to the Issuer’s Current Report on Form 8-K, filed with the SEC on March 3, 2021).

99.6
Stock Repurchase Agreement, dated February 26, 2021, by and between the Advent Funds, certain other stockholders and the Issuer (incorporated by reference to Exhibit 10.1 to the Issuer’s Current Report on Form 8-K, filed with the SEC on March 3, 2021).

99.7*	Joint Filing Agreement.

* Filed herewith

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 5, 2021	Advent International Corporation
	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: March 5, 2021	Double Eagle Investor Holdings, L.P.
By: Double Eagle GP, LLC, its General Partner
By: Advent International Corporation, its Sole Member

	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: March 5, 2021	Double Eagle GP, LLC
By: Advent International Corporation, its Sole Member
	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: March 5, 2021	Advent International GPE VII, LLC
Advent International GPE VIII, LLC
By: Advent International Corporation, its Manager
	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: March 5, 2021	GPE VIII GP S.à r.l.
GPE VIII GP Limited Partnership
AP GPE VIII GP Limited Partnership
By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager
	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: March 5, 2021	GPE VII GP S.à r.l.
GPE VII GP Limited Partnership
By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager
	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: March 5, 2021	Advent International GPE VIII Limited Partnership
Advent International GPE VIII-B Limited Partnership
Advent International GPE VIII-B-1 Limited Partnership
Advent International GPE VIII-B-2 Limited Partnership
Advent International GPE VIII-B-3 Limited Partnership
Advent International GPE VIII-D Limited Partnership
Advent International GPE VIII-F Limited Partnership
Advent International GPE VIII-H Limited Partnership
Advent International GPE VIII-I Limited Partnership
Advent International GPE VIII-J Limited Partnership
Advent International GPE VIII-C Limited Partnership
By: GPE VIII GP S.à r.l., its General Partner
	By: Advent International GPE VIII, LLC, its Manager	/s/ Jarlyth Gibson
	By: Advent International Corporation, its Manager	Jarlyth Gibson, Manager
	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: March 5, 2021	Advent International GPE VIII-A Limited Partnership
Advent International GPE VIII-E Limited Partnership
Advent International GPE VIII-G Limited Partnership
Advent International GPE VIII-K Limited Partnership
Advent International GPE VIII-L Limited Partnership
By: GPE VIII GP Limited Partnership, its General Partner
By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager
	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: March 5, 2021	Advent Partners GPE VIII Cayman Limited Partnership
Advent Partners GPE VIII-B Cayman Limited Partnership
Advent Partners GPE VIII Limited Partnership
Advent Partners GPE VIII-A Limited Partnership
Advent Partners GPE VIII-A Cayman Limited Partnership
By: AP GPE VIII GP Limited Partnership, its General Partner
By: Advent International GPE VIII, LLC, its General Partner
By: Advent International Corporation, its Manager
	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: March 5, 2021	Advent International GPE VII Limited Partnership
Advent International GPE VII-B Limited Partnership
Advent International GPE VII-C Limited Partnership
Advent International GPE VII-D Limited Partnership
Advent International GPE VII-F Limited Partnership
Advent International GPE VII-G Limited Partnership
By: GPE VII GP S.à r.l., its General Partner
	By: Advent International GPE VII, LLC, its Manager	/s/ Jarlyth Gibson
	By: Advent International Corporation, its Manager	Jarlyth Gibson, Manager
	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: March 5, 2021	Advent International GPE VII-A Limited Partnership
Advent International GPE VII-E Limited Partnership
Advent International GPE VII-H Limited Partnership
By: GPE VII GP Limited Partnership, its General Partner
By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager
	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

Date: March 5, 2021	Advent Partners GPE VII Limited Partnership
Advent Partners GPE VII 2014 Limited Partnership
Advent Partners GPE VII-A Limited Partnership
Advent Partners GPE VII-A 2014 Limited Partnership
Advent Partners GPE VII Cayman Limited Partnership
Advent Partners GPE VII 2014 Cayman Limited Partnership
Advent Partners GPE VII-A Cayman Limited Partnership
Advent Partners GPE VII-B Cayman Limited Partnership
Advent Partners GPE VII-A 2014 Cayman Limited Partnership
By: Advent International GPE VII, LLC, its General Partner
By: Advent International Corporation, its Manager
	/s/	Michael Ristaino
	Name:	Michael Ristaino
	Title:	Vice President of Finance - Fund Administration

SCHEDULE A

The name and present principal occupation of each executive officer and director of Advent International Corporation is set forth below. The business address of each executive officer and director of Advent International Corporation is c/o Advent International Corporation, Prudential Tower, 800 Boylston Street, Suite 3300, Boston, MA 02199. All of the persons other than James Brocklebank, Patrice Etlin and Jan Janshen listed below are citizens of the United States. Mr. Brocklebank is a citizen of the United Kingdom. Mr. Etlin is a citizen of Brazil. Mr. Janshen is a citizen of Germany.

Name	Position with Advent International Corporation	Principal Occupation (if different)
Thomas H. Lauer	Director

Richard F. Kane	Senior Vice President of Operations and Business Development & Managing Director; Assistant Secretary

Eileen Sivolella	Senior Vice President & Managing Director; Chief Financial Officer; Treasurer; Assistant Secretary

James R. Westra	Senior Vice President & Managing Partner; Chief Legal Officer; General Counsel

Andrew D. Dodge	Vice President; Deputy General Counsel; Secretary

Heather R. Zuzenak	Chief Compliance Officer

Jarlyth H. Gibson	Risk Officer; Assistant Treasurer

James G.A. Brocklebank	Senior Vice President & Managing Partner; Executive Officers’ Committee Member

Patrice Etlin	Senior Vice President & Managing Partner; Executive Officers’ Committee Member

John L. Maldonado	Director; Senior Vice President & Managing Partner; Executive Officers’ Committee Member

Jan Janshen	Senior Vice President & Managing Partner; Executive Officers’ Committee Member

David M. Mussafer	Director; Chairman & Managing Partner; Executive Officers’ Committee Member

David M. McKenna	Director

Steven M. Tadler	Director

John F. Brooke	Director	Managing Director of Brooke Private Equity Associates (1)

Mark Hoffman	Director

(1) The business address of Brooke Private Equity Associates is 20 Custom House St., Suite 610, Boston, MA 02110.